To Board of Directors
Quipp, Inc.:

We consent to the incorporation by reference (File Nos. 333-17319 and 333-6355) of Quipp, Inc. of our report dated February 17, 1997, relating to the consolidated balance sheets of Quipp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Quipp, Inc.

KPMG Peat Marwick LLP
Miami, Florida
March 17, 1997